Exhibit 99.1

                                [LOGO OF FOSSIL]

                2280 North Greenville Avenue, Richardson TX 75082

Contact:                Mike Kovar
                        Chief Financial Officer
                        Fossil, Inc.
                        (469) 587-3334

Investor Relations:     Allison Malkin
                        Integrated Corporate Relations
                        (203) 682-8200

                   FOSSIL, INC. REPORTS SECOND QUARTER RESULTS

           Second Quarter Diluted EPS Totals $0.16, Including $0.01 of
                              Stock Option Expense

                           Raises Fiscal 2006 Guidance

    RICHARDSON, Texas, Aug. 15 /PRNewswire-FirstCall/ -- Fossil, Inc. (Nasdaq: FOSL) today reported second quarter net sales and earnings for the thirteen-week ("Second Quarter") and twenty-seven week ("Six Month Period") periods ended July 8, 2006.

     Second Quarter Results (2006 vs 2005):

     *  Net sales increased 14.6% to $259.2 million compared to $226.2 million;
     * Gross profit grew 8.3% to $127.0 million, or 49.0% of net sales, compared to $117.3 million, or 51.8% of net sales;
     * Operating income totaled $16.2 million, or 6.2% of net sales, compared to $16.3 million, or 7.2% of net sales; and
     * Net income totaled $11.2 million, or $0.16 per diluted share inclusive of $0.01 per diluted share for stock option expense, compared to $9.7 million, or $0.13 per diluted share.

    "A shift in advertising expenses from the second quarter to the first quarter this year, in comparison to 2005, in addition to a lower effective tax rate added positively to the Second Quarter results, allowing us to report a healthy 23% increase in earnings per share," began Mike Kovar, Senior Vice President and Chief Financial Officer. "The Second Quarter also marked solid progress toward achieving our key strategic initiatives. We increased our watch sales globally and continued to experience solid growth in our accessories and jewelry categories. Our retail stores reported strong comp and door growth resulting in increasing profits for this segment during the second quarter. In addition, sales associated with new business initiatives, including ADIDAS watches, assisted by the backdrop of the World Cup games in Germany, added nicely to the quarter."

     Six Month Period Results (2006 vs 2005):

     *  Net sales increased 14.1% to $523.5 million compared to $458.7 million;
     * Gross profit increased 9.1% to $260.0 million, or 49.7% of net sales, compared to $238.4 million, or 52.0% of net sales;
     * Operating income totaled $33.2 million, or 6.3% of net sales, compared to $40.8 million, or 8.9% of net sales; and
     * Net income totaled $21.0 million, or $0.31 per diluted share inclusive of $0.02 for stock option expense, compared to $33.5 million, or $0.45 per diluted share ($22.5 million, or $0.30 per diluted share, excluding the nonrecurring tax benefit pursuant to the American Jobs Creation Act of 2004).

    During the Second Quarter worldwide net sales rose 14.6% (14.4% excluding currency impact) in comparison to the prior year quarter, primarily driven by sales growth in the Company's international, domestic accessories and company-owned retail business segments. Total international wholesale sales rose 19.3% (19.0% excluding currency impact). Sales in Europe increased 18.7% (18.5% excluding currency impact), primarily as a result of the launch of the ADIDAS watch and DIESEL jewelry categories that on a combined basis generated net sales of $7.7 million during the Second Quarter. In addition, European net sales increased from sales volume growth in FOSSIL jewelry, licensed watches and FOSSIL watches. Other international sales increased 20.6% (19.8% excluding currency impact) as a result of growth in licensed watches and the launch of ADIDAS watches.

All major licensed brands of watches contributed to the growth in the Company's international segment during the Second Quarter. Second Quarter sales of the Company's domestic watch business declined by 5.8%, primarily as a result of sales volume declines in FOSSIL watches partially offset by sales volume increases in BURBERRY, DIESEL, mass market, and RELIC watches. Domestic sales of FOSSIL watches, excluding off-price sales, decreased approximately 19.4% during the Second Quarter. Second Quarter net sales from our accessory and sunglass businesses rose 19.0% compared to the prior year quarter with particular strength in FOSSIL women's and men's accessories and RELIC accessories and sunglasses, partially offset by sales volume declines in FOSSIL eyewear. Company-owned retail store sales increased 28.8% as a result of a 26.9% increase in the average number of stores opened during the Second Quarter and comparable store sales gains of 8.3%. For the Six Month Period consolidated net sales increased 14.1% (15.7% excluding currency impact) and were principally due to increased sales in the Company's international, domestic accessory and retail segments as well as revenues associated with the recently launched ADIDAS watches. The Company estimates that approximately $16 million of net sales during the Six Month Period is attributable to the additional reporting week during the first quarter.

    Gross profit margin decreased by 280 basis points to 49.0% in the Second Quarter compared to 51.8% in the prior year quarter. The decline in gross profit margin in comparison to the prior year quarter is mainly attributable to a higher mix of lower margin off-price sales as the Company continues to rebalance its watch brand assortments and reduce its overall inventory levels. To a lesser extent, Second Quarter gross profit margin further declined as a result of higher inbound and outbound freight expense, due primarily to increased fuel costs in comparison to the prior year quarter, increases in provisions for inventory reserves and slightly lower gross profit margins related to the Company's jewelry business as a result of component cost increases. Foreign currency rate and sales mix changes had no significant impact on the Company's Second Quarter gross profit margins in comparison to the prior year quarter. For the Six Month Period gross profit margin declined by 230 basis points to 49.7% compared to 52.0% in the comparable prior year period. This decrease was primarily related to the impact of a stronger U.S. dollar in comparison to the prior year period and factors similar to those which contributed to the decline in gross profit margin during the Second Quarter.

    Operating expenses, as a percentage of net sales, decreased to 42.8% in the Second Quarter compared to 44.6% in the prior year quarter. The improvement in operating expenses as a percentage of net sales is due to a $4.3 million shift in expenses related to the Basel Watch Fair which occurred during the first quarter of fiscal year 2006 in comparison to the second quarter of fiscal year 2005. As a result of this shift, advertising costs, that include trade show expenses, decreased to 6.0% of net sales compared to 8.2% of net sales in the prior year quarter. Excluding the benefit of this expense shift, total operating expenses increased by approximately $14.2 million over the prior year quarter and were primarily due to increases in payroll, rent and depreciation and amortization expenses. Increases in payroll expenses were a result of increased headcount and the impact of additional compensation expense attributable to the implementation of SFAS 123R. Increases in rent expense are primarily related to the increase in the number of company-owned retail locations opened since the end of the prior year quarter. Depreciation and amortization expense increases related to capital additions made subsequent to the prior year quarter, including new administrative offices, expansion and automation of our central distribution center in Germany and new company-owned store openings. For the Six Month Period, operating expenses as a percentage of net sales increased to 43.3% compared to 43.1% in the prior year period with increases by expense category similar to those experienced in the Second Quarter. In comparison to the first six months of fiscal 2005, the Six Month Period included $3.5 million of additional payroll cost associated with the extra reporting week in the first quarter and approximately $1.8 million of compensation expense attributable to the implementation of SFAS 123R. These additional costs were partially offset by a $2.8 million benefit related to the translation impact of a stronger U.S. dollar.

    The increase in net sales and leverage in operating expenses was more than offset by the decline in gross profit margin and resulted in the Company's Second Quarter operating profit margin declining to 6.2% of net sales compared to 7.2% of net sales in the prior year quarter. Second Quarter operating income included approximately $479,000 of net currency gains related to the translation of foreign sales and expenses into U.S. dollars. For the Six Month Period, operating profit margin declined to 6.3% of net sales from 8.9% of net sales in the prior year comparable period and included the negative impact of $4.3 million related to the translation of foreign sales and expenses into U.S. dollars.

    Interest expense of $951,000 during the Second Quarter compares to $21,000 during the prior year quarter. This increase is related to interest on higher outstanding borrowings under the Company's revolving lines of credit principally used to fund common stock repurchases during the fourth quarter of fiscal year 2005 and the first quarter of fiscal year 2006 and capital expenditures made since the end of the prior year quarter. Interest expense of $1.5 million during the Six Month Period compares to $82,000 during the comparable prior year period, with the increase also attributable to interest on higher outstanding borrowings under the Company's revolving lines of credit.

    Second Quarter other income (expense) decreased favorably by approximately $2.8 million when compared to the prior year quarter. This favorable decrease includes $1.1 million of foreign currency gains associated with the revaluation of open foreign currency account balances. As the U.S. dollar weakened throughout the Second Quarter, the Company realized currency gains related to revaluing foreign currency payable and receivable balances that will ultimately be settled in U.S. dollars. In the prior year quarter, the Company recorded currency losses of approximately $1.7 million. For the Six Month Period, other income (expense) decreased favorably by approximately $4.4 million compared to the prior year period, with this favorable decrease primarily attributable to the impact of currency gains in the current year versus currency losses in the prior year.

    The Company's effective income tax rate for the Second Quarter decreased to 28.0% compared to 30.5% in the prior year quarter. The lower effective tax rate for the Second Quarter was the result of a reduction in certain income tax contingency reserves. Income tax expense was $10.1 million for the Six Month Period, an effective tax rate of 32.6%. For the comparable prior year period income tax expense was $2.2 million, resulting in an effective rate of 6.3%. The lower effective tax rate was a result of the Company's ability, pursuant to the American Jobs Creation Act of 2004, to reduce previously recorded deferred tax liabilities by repatriating foreign earnings at an effective tax rate substantially below the statutory rate at which these deferred tax liabilities were established.

    At July 8, 2006, cash balances were $78.3 million with no long term debt. Inventory at quarter-end was $264.6 million, 21.2% above the prior year quarter inventory of $218.4 million. On a sequential quarter basis, the Company continued to make progress in bringing its inventory growth more in- line with net sales growth. The Company expects inventory growth, on a comparable basis to fiscal year 2005, to continue to decline during the remainder of fiscal 2006 and, on an absolute dollar basis, has a goal of reporting fiscal year 2006 year-end inventory balances near those reported at the end of fiscal year 2005.

    The Company currently estimates third quarter 2006 diluted earnings per share will approximate $0.30 (inclusive of $0.01 diluted per share associated with SFAS 123R), compared to 2005 third quarter diluted earnings per share of $0.28, $0.30 including tax benefits. Management currently estimates diluted earnings per share for fiscal year 2006 will approximate $1.11, inclusive of approximately $0.05 per diluted share negative impact from the implementation of SFAS 123R, as well as a $0.06 per diluted share benefit from a lower share count as a result of common stock repurchases completed by the Company since the fourth quarter of fiscal 2005. This compares to the Company's previous guidance of $1.07 per diluted share and fiscal 2005 earnings of $0.90 per diluted share, or $1.07 per diluted share, including tax benefits. This guidance reflects the current spot rate of U.S. dollar compared to other foreign currencies primarily the Euro and Pound. The Company estimates sales growth in the low double-digit range for the second half of fiscal year 2006.

    Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: continued acceptance of the Company's products in the marketplace; intense competition, both domestically and internationally; changes in external competitive market factors, such as introduction of new products, development of new competitors, competitive brands or competitive promotional activity or spending; changes in consumer demands for the various types of products that Fossil offers; changes in consumer tastes and fashion trends; inventory risks due to shifts in market demands; changes in foreign currency rates in relation to the United States dollar; the Company's ability to successfully implement manufacturing, distribution and other cost efficiencies; changes in accounting rules; accuracy of forecast data; general economic conditions; acts of terrorism or acts of war; government regulation; and possible future litigation, as well as the risks and uncertainties set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10-Q reports filed with the Securities and Exchange Commission.

    Fossil, Inc. is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principal offerings include an extensive line of fashion watches sold under the Company's proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at http://www.fossil.com . Certain product, press release and SEC filing information concerning the Company is available at the website.

Consolidated Income
Statement Data (in 000's):

                              For the 13     For the 13      For the 27      For the 26
                              Weeks Ended    Weeks Ended     Weeks Ended     Weeks Ended
                                July 8,        July 2,         July 8,         July 2,
                                 2006           2005            2006            2005
                             ------------   ------------    ------------    ------------
Net sales                    $    259,238   $    226,235    $    523,463    $    458,746

Cost of sales                     132,204        108,983         263,416         220,331

Gross profit                      127,034        117,252         260,047         238,415

Selling expenses                   79,675         72,816         164,655         141,614

Administrative exp.                31,163         28,143          62,205          55,993

Operating income                   16,196         16,293          33,187          40,808

Interest expense                      951             21           1,547              82

Other inc. (exp.) - net               365         (2,391)           (538)         (4,933)

Tax provision                       4,372          4,228          10,148           2,246

Net income                   $     11,238   $      9,653    $     20,954    $     33,547

Basic earnings per share     $       0.17   $       0.14    $       0.31    $       0.47

Diluted earnings per share   $       0.16   $       0.13    $       0.31    $       0.45

Weighted average shares
 Outstanding:

Basic                              66,884         71,104          67,122          71,124

Diluted                            68,299         73,904          68,700          74,202

Consolidated Balance Sheet Data
 (in 000's):

                                July 8,        July 2,
                                 2006           2005
                             ------------   ------------
Working capital              $    314,363   $    354,744

Cash, cash equivalents and
 short-term investments            78,335        132,786

Accounts receivable               128,477        117,943

Inventories                       264,639        218,365

Total assets                      796,997        736,463

Notes payable - current            52,133          3,721

Deferred taxes and other
 long-term liabilities             36,666         26,040

Stockholders' equity              534,402        541,410

END OF RELEASE